Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (File No: 333-179628, File No: 333-174484, File No: 333-194470, File No. 333-214834 and File No. 333-21868) of China Recycling Energy Corporation of our report dated April 13, 2018, except for Notes 21 and 22 for which the date is March 21, 2019, relating to the financial statements which appear in this Form 10-K/A. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ MJF and Associates, APC

Los Angeles, CA

April 5, 2019